Exhibit 99

The WhiteWave Foods Company Completes Acquisition of Earthbound Farm

Transaction Adds Highly Complementary Business, in a High-Growth Category,
to WhiteWave’s Portfolio

DENVER, Colorado, January 3, 2014 – The WhiteWave Foods Company (NYSE:WWAV) (“WhiteWave”), a leading consumer packaged food and beverage company in North America and Europe, today announced that on January 2, 2014 it completed its previously announced acquisition of Earthbound Farm, one of the country’s leading organic food brands, for approximately $600 million in cash.

Gregg Engles, Chairman and Chief Executive Officer of WhiteWave, said, “We are pleased to complete this transaction, which represents an exciting step in WhiteWave’s evolution and reaffirms our leadership in the organic foods and beverages industry in North America. With Earthbound Farm as part of our portfolio, WhiteWave will now provide the two most popular gateways for consumers to enter into the organic category – produce and dairy – and have a significant foothold in the fresh foods category, which represents one of the most attractive, emerging trends in the food industry today. We look forward to partnering with our talented colleagues at Earthbound Farm as we continue to work to change the way the world eats for the better.”

As previously announced, WhiteWave plans to operate Earthbound Farm as a separate business unit, based in San Juan Bautista, California. No significant operational changes are anticipated at Earthbound Farm as a result of the acquisition.

WhiteWave used cash on hand and borrowings under its senior secured credit facilities to finance the acquisition, including a new $500 million 7-year incremental term loan facility that was arranged by Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and CoBank, ACB, as the joint lead arrangers and co-book managers. WhiteWave further amended its senior credit facilities, providing an option to increase the facilities by an additional $500 million, subject to future lenders’ commitments. After giving effect to the acquisition, the principal amount outstanding under WhiteWave’s current $1.84 billion senior secured credit facilities commitments is approximately $1.29 billion.

ABOUT THE WHITEWAVE FOODS COMPANY
The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products throughout North America and Europe. The Company is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly-produced products. The Company’s widely-recognized, leading brands distributed in North America include Silk® plant-based foods and beverages, International Delight® and LAND O LAKES® coffee creamers and beverages, and Horizon Organic® premium dairy products. Its popular European brands of plant-based foods and beverages include Alpro® and Provamel®.

To learn more about WhiteWave, visit www.whitewave.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

ABOUT EARTHBOUND FARM
Founded in 1984 on a 2.5-acre backyard garden, Earthbound Farm is now one of the nation’s leading organic food companies. Earthbound Farm’s nationally lauded food safety program is unparalleled in the produce industry. The company offers more than 100 varieties of certified organic salads, fruits and vegetables grown on more than 50,000 crop acres by more than 200 farmers. Taken together, those organic farming methods will keep more than 19 million pounds of conventional chemicals out of the soil, water and air during 2013 alone. For more information, visit Earthbound Farm’s website at www.ebfarm.com.

CONTACTS
The WhiteWave Foods Company
Investor Relations:
Dave Oldani
303.635.4747

Media:
Molly Keveney
303.635.4529

Earthbound Farm
Media:
Samantha Cabaluna
831.623.7880